Exhibit 99.1

The First Bancshares, Inc. Reports a 45% Increase in Operating Net Earnings and Declares Quarterly Dividends

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 21, 2017--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) reported today a 45% increase ($1.1 million) in operating net earnings (net income available to common shareholders adjusted for merger related costs) for the first quarter of 2017 compared to the first quarter of 2016. Operating net earnings available to common shareholders totaled $3.4 million for first quarter 2017 as compared to $2.3 million for first quarter 2016. Operating net earnings available to common shareholders excludes tax effected merger related expenses of $2.3 million in the first quarter of 2017. A one-time gain of $0.2 million occurred in the first quarter of 2016.

Fully diluted earnings per share for the first quarter of 2017 were $0.12 as compared to $0.46 for the first quarter of 2016. Fully diluted earnings per share for the first quarter of 2017 includes one-time merger related costs of $0.25 and also includes the issuance of 3,563,380 in new common shares during the fourth quarter of 2016 related to the capital raise in October 2016.

Highlights for the Quarter:

  The acquisitions of Iberville Bank and Gulf Coast Community Bank closed as planned on January 1, 2017.
  Acquisitions added loans of $239.6 million and deposits of $355.7 million (loan and deposit figures are net of credit and rate marks).
  Excluding acquisitions, loans increased $33.3 million during the first quarter of 2017.
  Excluding acquisitions, deposits increased $173.6 million during the first quarter of 2017.
  Operating net earnings were $3.4 million for the first quarter of 2017 as compared to $2.4 million for the fourth quarter of 2016 and as compared to $2.3 million for the first quarter of 2016.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are very pleased with first quarter results especially given the complexities of closing two mergers at once. We welcome our new clients and team members associated with Gulf Coast Community Bank and Iberville Bank. We are thrilled to have them on board.”

Balance Sheet

Total assets increased $505.8 million or 39.6% to $1,783.2 billion for the quarter ended March 31, 2017 of which approximately $390 million of asset growth was associated with the closing of the two acquisitions.

Total loans were $1,140.0 billion at March 31, 2017 as compared to $867.1 million at December 31, 2016 and as compared to $797.8 million at March 31, 2016 representing increases of $272.9 million, or 31.5% for the quarter ended March 31, 2017 and $342.2 million, or 42.9% as compared to first quarter 2016. The acquisitions accounted for $239.6 million of the total increase in loans during the quarter. Organic loan growth was $33.3 million or 3.8% for the quarter.

Total deposits increased $529.3 million or 50.9% for the quarter ended March 31, 2017, of which $355.7 million was a result of the acquisition. The balance of the increase was $173.6 million of which $151.2 million is due to season fluctuations in public deposit accounts.

Asset Quality

Nonperforming assets totaled $13.3 million at March 31, 2017, an increase of $3.4 million compared to $9.9 million at December 31, 2016 and an increase of $2.0 million compared to March 31, 2016. The majority of the increase is the result of acquired assets with associated fair value marks. The ALLL/total loans ratio was 0.69% at March 31, 2017 and 0.87% at December 31, 2016. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.24% of loans at March 31, 2017. The ratio of annualized net charge-offs (recoveries) to total loans was (0.10)% for the quarter ended March 31, 2017 compared to 0.03% for the quarter ended December 31, 2016. As noted in our first quarter 2015 10-Q, the Company had been notified that a recovery of $941,000 was more likely than not expected during 2015. We received the first installment during the second quarter of 2015 which totaled $481,000 and the second installment during the third quarter of 2015 which totaled $241,000. The remaining balance of $219,000 was received during the fourth quarter of 2016.

Energy Loans

At March 31, 2017 the company had direct energy related loans of $19.7 million, representing 1.7% of the total loan portfolio. A majority of the outstanding are secured by marine assets that operate in the Gulf of Mexico, which are under term contracts to major operators tied primarily to oil and gas production.

First Quarter 2017 vs. First Quarter 2016 Earnings Comparison

First quarter 2017 net earnings available to common shareholders (including merger related costs) totaled $1.1 million compared to $2.5 million for the first quarter of 2016.

Revenues from consolidated operations increased $6.1 million in quarterly comparison. Net interest income increased $4.5 million in quarterly comparison as interest income earned on a higher volume of loans attributed to this overall increase. Noninterest income increased $0.9 million in quarterly comparison for the first quarter of 2017 as compared to the first quarter of 2016 with increases spread over service charges, mortgage income and interchange fee income.

First quarter 2017 noninterest expense increased $7.7 million, or 91.7% as compared to first quarter 2016. The largest increases in noninterest expense were related to salaries and benefits of $2.8 million of which $2.2 million is associated with increased number of employees associated with the acquisitions and other professional services and other noninterest expenses included $3.6 million in before-tax merger costs.

Fully taxable-equivalent (“FTE”) net interest income totaled $14.5 million and $9.9 million for the first quarter of 2017 and 2016, respectively. The FTE net interest income increased $4.6 million in prior year quarterly comparison primarily due to an increase in interest earned on loans. Purchase accounting adjustments accounted for $74,000 of the difference in net interest income for the first quarter comparisons. First quarter 2017 net interest margin of 3.85% includes 3 bps related to purchase accounting adjustments.

Investment securities totaled $366.5 million, or 20.6% of total assets at March 31, 2017, versus $269.5 million, or 21.7% of total assets at March 31, 2016. The average volume of investment securities increased $65.9 million in prior year quarterly comparison primarily the result of the acquisitions. The average tax equivalent yield on investment securities increased 30 bps to 2.93%. The investment portfolio had a net unrealized gain of $0.6 million at March 31, 2017 as compared to a net unrealized gain of $3.7 million at March 31, 2016.

The average yield on all earnings assets increased 25 basis points in prior year quarterly comparison, from 4.02% for the first quarter of 2016 to 4.27% for the first quarter of 2017. This increase was offset partially by an increase in average interest expense of 10 basis points from 0.41% for the first quarter of 2016 to 0.51% for the first quarter of 2017.

First Quarter 2017 vs Fourth Quarter 2016 Earnings Comparison

In sequential-quarter comparison, net earnings available to common shareholders decreased $1.0 million to $1.1 million which included after-tax one-time acquisition charges of $2.3 million.

FTE net interest income increased $3.6 million to $14.5 million from $10.9 million in sequential-quarter comparison. The increase was due primarily to increased loan volume. Interest income from purchase accounting adjustments decreased $0.3 million in quarterly comparison.

The average yield on all earnings assets increased 10 basis points in sequential-quarter comparison, from 4.17% for the fourth quarter of 2016 to 4.27% for the first quarter of 2017.

Noninterest income increased $0.7 million in sequential-quarter comparison consisting of increases in service charges and interchange fee income and a decrease in mortgage income of $0.3 million.

Noninterest expense increased $5.9 million in sequential-quarter comparison which includes an increase in salaries and benefits of $2.1 million. The majority of this increase was associated with the acquisitions. Merger related costs were $3.6 million and included in other professional services and other noninterest expenses.

Other Events

The Company will make a presentation at the 21st Annual Burkenroad Reports Investment Conference at The Sheraton New Orleans Hotel in New Orleans, Louisiana, Friday, April 28, 2017 at 9:30 a.m. central time. This will be an interactive session between management and those attending the conference. The presentation will be available at the company’s internet site (www.thefirstbank.com) under the Investor Relations tab.

Dividends

The Board of Directors of The First Bancshares, Inc. announced a cash dividend was declared in the amount of $0.0375 per share to be paid on its common stock on May 24, 2017 to shareholders of record as of the close of business on May 3, 2017.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statements

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS DATA	Quarter Ended 3/31/17	Quarter Ended 12/31/16	Quarter Ended 9/30/16	Quarter Ended 6/30/16	Quarter Ended 3/31/16
Total Interest Income	$15,753	$11,868	$11,269	$10,871	$10,597
Total Interest Expense	1,585	1,176	1,202	1,016	922
Net Interest Income	14,168	10,692	10,067	9,855	9,675
FTE net interest income	14,470	10,935	10,306	10,099	9,912
Provision for loan losses	46	88	143	204	190
Non-interest income	3,391	2,705	3,099	2,961	2,483
Non-interest expense	16,095	10,132	9,416	8,921	8,395
Earnings before income taxes	1,418	3,177	3,607	3,691	3,573
Income tax expense	296	870	1,049	1,042	969
Net earnings	1,122	2,307	2,558	2,649	2,604
Dividends and accretion on preferred stock	-	195	86	86	85
Net earnings available to common shareholders	$1,122	$2,112	$2,472	$2,563	$2,519

PER COMMON SHARE DATA
Basic earnings per share	$0.12	$0.39	$0.46	$0.47	$0.47
Basic earnings per share, operating*	0.37	0.44	0.48	0.47	0.43
Diluted earnings per share	0.12	0.26	0.45	0.47	0.46
Diluted earnings per share, operating*	0.37	0.30	0.48	0.47	0.43
Quarterly dividends per share	.0375	.0375	.0375	.0375	.0375
Book value per common share at end of period	17.39	17.19	17.60	17.15	16.58
Tangible common book value at period end	14.57	15.46	14.73	14.26	13.67
Market price at end of period	28.50	27.50	19.10	17.27	15.63
Shares outstanding at period end	9,144,412	8,991,397	5,428,017	5,432,014	5,432,014
Weighted average shares outstanding:
Basic	9,123,271	5,463,651	5,425,567	5,432,014	5,415,339
Diluted	9,182,711	8,500,305	5,475,785	5,490,592	5,478,703

AVERAGE BALANCE SHEET DATA
Total assets	$1,713,438	$1,275,538	$1,233,034	$1,210,707	$1,196,328
Loans and leases	1,117,135	856,798	836,931	809,806	779,418
Total deposits	1,460,787	1,037,877	1,044,428	1,036,914	964,681
Total common equity	157,184	94,750	94,007	88,643	87,155
Total tangible common equity*	134,809	79,112	78,347	72,885	71,297
Total equity	157,184	159,786	111,130	105,766	104,278

SELECTED RATIOS
Annualized return on avg assets	.26%	.72%	.83%	.88%	.87%
Annualized return on avg assets, operating*	.79%	.75%	.85%	.85%	.78%
Annualized return on avg common equity, operating*	8.61%	10.11%	11.14%	11.57%	10.69%
Annualized return on avg tangible common equity, oper*	10.04%	12.10%	13.37%	14.07%	13.07%
Average loans to average deposits	76.47%	82.55%	80.13%	78.10%	80.80%
Taxable-equivalent net interest margin	3.85%	3.77%	3.70%	3.68%	3.68%
Efficiency Ratio	90.11%	74.28%	70.24%	68.31%	67.73%
Efficiency Ratio, operating*	69.97%	71.40%	68.70%	68.31%	69.18%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	.69%	.87%	.88%	.88%	.88%
Nonperforming assets to tangible equity + ALLL	9.42%	6.74%	10.81%	10.93%	11.43%
Nonperforming assets to total loans + ORE	1.16%	1.14%	1.31%	1.34%	1.40%
Annualized QTD net charge-offs (recoveries) to total loans	(0.10)%	0.03%	(0.04%)	(0.03%)	(0.02%)

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
BALANCE SHEET	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016
Assets
Cash and cash equivalents	$148,511	$62,119	$70,114	$54,777	$95,965
Securities available-for-sale	352,851	243,206	236,168	242,855	253,126
Securities held-to-maturity	6,000	6,000	6,000	6,025	6,851
Other investments	7,647	6,593	9,516	9,578	9,570
Total investment securities	366,498	255,799	251,684	258,458	269,547
Loans held for sale	5,473	5,880	9,437	8,937	6,095
Total loans	1,139,987	867,054	854,366	824,083	797,764
Allowance for loan losses	(7,813)	(7,510)	(7,481)	(7,259)	(6,982)
Loans, net	1,132,174	859,544	846,885	816,824	790,782
Premises and equipment	45,438	34,624	33,427	33,502	33,353
Other Real Estate	7,579	6,008	4,670	4,716	4,363
Goodwill and other intangibles	25,762	15,507	15,596	15,696	15,796
Other assets	51,769	37,886	34,825	31,990	26,050
Total assets	$1,783,204	$1,277,367	$1,266,638	$1,224,900	$1,241,951

Liabilities and Shareholders’ Equity
Non-interest bearing deposits	$323,442	$202,478	$196,786	$194,950	$194,433
Interest-bearing deposits	1,245,055	836,713	875,003	837,413	846,672
Total deposits	1,568,497	1,039,191	1,071,789	1,032,363	1,041,105
Borrowings	39,411	69,000	68,000	68,000	78,976
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	5,981	4,339	3,881	3,929	4,363
Total liabilities	1,624,199	1,122,840	1,153,980	1,114,602	1,134,754
Total shareholders’ equity	159,005	154,527	112,658	110,298	107,197
Total liabilities and shareholders’ equity	$1,783,204	$1,277,367	$1,266,638	$1,224,900	$1,241,951

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Three Months Ended
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Interest Income:
Loans, including fees	$13,444	$9,922	$9,706	$9,293	$9,013
Investment securities	2,129	1,472	1,446	1,531	1,532
Accretion of purchase accounting adjustments	56	429	92	20	22
Other interest income	124	45	25	27	30
Total interest income	15,753	11,868	11,269	10,871	10,597
Interest Expense:
Deposits	1,198	968	962	813	701
Borrowings	376	148	160	149	193
Subordinated debentures	51	60	80	54	28
Accretion of purchase accounting adjustments	(40)	-	-	-	-
Total interest expense	1,585	1,176	1,202	1,016	922
Net interest income	14,168	10,692	10,067	9,855	9,675
Provision for loan losses	46	88	143	204	190
Net interest income after provision for loan losses	14,122	10,604	9,924	9,651	9,485

Non-interest Income:
Service charges on deposit accounts	868	605	606	604	637
Mortgage Income	916	1,204	1,399	1,184	645
Interchange Fee Income	903	683	666	681	644
Gain (loss) on securities, net	(8)	(3)	-	129	-
Gain on sale of premises and equipment	-	-	-	-	-
BEA award, net	-	-	-	-	-
Other charges and fees	712	216	428	363	557
Total non-interest income	3,391	2,705	3,099	2,961	2,483

Non-interest expense:
Salaries and employee benefits	7,981	5,943	5,645	5,400	5,149
Occupancy expense	1,370	1,222	1,209	1,110	1,073
FDIC premiums	201	265	254	257	244
Marketing	69	122	76	132	72
Amortization of core deposit intangibles	149	88	100	100	94
Other professional services	3,010	793	461	321	231
Other non-interest expense	3,315	1,699	1,671	1,601	1,532
Total Non-interest expense	16,095	10,132	9,416	8,921	8,395
Earnings before income taxes	1,418	3,177	3,607	3,691	3,573
Income tax expense	296	870	1,049	1,042	969
Net earnings	1,122	2,307	2,558	2,649	2,604
Dividends and accretion on preferred stock	-	195	86	86	85
Net earnings available to common shareholders	$1,122	$2,112	$2,472	$2,563	$2,519

Basic earnings per common share	$0.12	$0.39	$0.46	$0.47	$0.47
Basic earnings per common share, operating*	$0.37	$0.44	$0.48	$0.47	$0.43
Diluted earnings per common share	$0.12	$0.26	$0.45	$0.47	$0.46
Diluted earnings per common share, operating*	$0.37	$0.30	$0.48	$0.47	$0.43

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
COMPOSITION OF LOANS	Mar 31, 2017	Percent of Total	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Percent of Total
Commercial, financial and agricultural	$156,786	13.7%	$129,423	$121,963	$118,924	$126,381	15.7%
Real estate – construction	163,249	14.3%	109,394	104,644	101,439	100,386	12.5%
Real estate – commercial	426,151	37.2%	314,359	307,963	296,676	270,085	33.6%
Real estate – residential	360,964	31.5%	289,640	296,587	282,420	276,272	34.4%
Lease Financing Receivable	2,196	0.2%	2,204	2,211	2,642	2,645	0.3%
Obligations of States & subdivisions	5,383	0.5%	6,698	6,861	6,965	7,034	0.9%
Consumer	25,258	2.2%	15,336	14,137	15,017	14,961	1.9%
Loans held for sale	5,473	0.4%	5,880	9,437	8,937	6,095	0.7%
Total loans	$1,145,460	100%	$872,934	$863,803	$833,020	$803,859	100%

COMPOSITION OF DEPOSITS	Mar 31, 2017	Percent of Total	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016	Percent of Total
Noninterest bearing	$323,442	20.6%	$202,478	$196,786	$194,950	$194,433	18.7%
NOW and other	661,300	42.2%	430,903	465,404	466,118	493,319	47.4%
Money Market/Savings	304,292	19.4%	182,793	187,228	174,740	169,733	16.3%
Time Deposits of less than $250,000	212,352	13.5%	162,797	163,739	148,049	139,917	13.4%
Time Deposits of $250,000 or more	67,111	4.3%	60,220	58,632	48,506	43,703	4.2%
Total Deposits	$1,568,497	100%	$1,039,191	$1,071,789	$1,032,363	$1,041,105	100%

ASSET QUALITY DATA	Mar 31, 2017		Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016
Nonaccrual loans	$4,955		$3,265	$5,798	$5,742	$5,851
Loans past due 90 days and over	345		198	420	267	628
Total nonperforming loans	5,300		3,463	6,218	6,009	6,479
Other real estate	7,579		6,008	4,670	4,716	4,363
Nonaccrual securities	408		408	408	408	408
Total nonperforming assets	$13,287		$9,879	$11,296	$11,133	$11,250

Nonperforming assets to total assets	.75%		.77%	.89%	.91%	.91%
Nonperforming assets to total loans + ORE	1.16%		1.14%	1.31%	1.34%	1.40%
ALLL to nonperforming loans	147.42%		216.86%	120.31%	120.80%	107.80%
ALLL to total loans	.69%		.87%	.88%	.88%	.88%

Quarter-to-date net charge-offs (recoveries)	$(284)		$58	$(79)	$(72)	$(48)
Annualized QTD net chg/offs (recs) to loans	(0.10)%		0.03%	(0.04%)	(0.03%)	(0.02%)

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	March 31, 2017			December 31, 2016			September 30, 2016			June 30, 2016			March 31, 2016
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$244,997	$1,534	2.50%	$183,032	$997	2.18%	$177,154	$965	2.18%	$186,615	$1,034	2.22%	$189,249	$1,056	2.23%
Tax-exempt securities	86,991	895	4.12%	77,909	715	3.67%	77,073	704	3.65%	78,290	721	3.68%	76,795	693	3.61%
Total investment securities	331,988	2,429	2.93%	260,941	1,712	2.62%	254,227	1,669	2.63%	264,905	1,755	2.65%	266,044	1,749	2.63%
Fed funds sold	50,700	124	0.98%	41,545	45	0.43%	10,356	25	0.97%	9,902	27	1.09%	12,395	30	0.97%

Int bearing deposits in other banks	5,000	2	0.16%	2,107	3	0.57%	11,961	16	0.54%	12,522	20	0.64%	20,909	20	0.38%
Loans	1,117,110	13,500	4.83%	856,798	10,351	4.83%	836,931	9,798	4.68%	809,806	9,313	4.60%	779,418	9,035	4.64%
Total Interest earning assets	1,504,798	16,055	4.27%	1,161,391	12,111	4.17%	1,113,475	11,508	4.13%	1,097,135	11,115	4.05%	1,078,766	10,834	4.02%
Other assets	208,640			114,147			119,559			113,572			117,562
Total assets	$1,713,438			$1,275,538			$1,233,034			$1,210,707			$1,196,328

Interest-bearing liabilities:
Deposits	$1,149,287	$1,158	0.40%	$844,101	$968	0.46%	$850,442	$962	0.45%	$843,771	$813	0.39%	$777,692	$701	0.36%
Repo	5,000	48	3.84%	5,000	48	3.84%	5,000	49	3.92%	5,000	48	3.84%	5,000	48	3.84%
Fed funds purchased	975	2	0.82%	191	1	2.09%	1,926	5	1.04%	2,894	8	1.11%	782	2	1.02%
FHLB & FTN	79,581	326	1.64%	56,272	98	0.70%	55,337	106	0.77%	42,962	93	0.87%	106,352	143	0.54%
Subordinated
debentures	10,310	51	1.98%	10,310	61	2.37%	10,310	80	3.10%	10,310	54	2.10%	10,310	28	1.09%
Total interest bearing liabilities	1,245,153	1,585	0.51%	915,874	1,176	0.51%	923,015	1,202	0.52%	904,937	1,016	0.45%	900,136	922	0.41%
Other liabilities	311,101			199,878			198,889			200,004			191,914
Shareholders' equity	157,184			159,786			111,130			105,766			104,278
Total liabilities and shareholders' equity	$1,713,438			$1,275,538			$1,233,034			$1,210,707			$1,196,328

Net interest
income (TE)		$14,470	3.76%		$10,935	3.66%		$10,306	3.61%		$10,099	3.60%		$9,912	3.61%

Net interest margin			3.85%			3.77%			3.70%			3.68%			3.68%

Core net interest margin*			3.82%			3.61%			3.66%			3.67%			3.66%

FIRST BANCSHARES, INC and SUBSIDIARIES Reconcilement of Non-GAAP Financial Measures (unaudited) (in thousands except per share data)
		Three Months Ended
Per Common Share Data		Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016
Book value per common share		$17.39	$17.19	$17.60	$17.15	$16.58
Effect of intangible assets per share		2.82	1.73	2.87	2.98	2.91
Tangible book value per common share		$14.57	$15.46	$14.73	$14.26	$13.67

Diluted earnings per share		$0.12	$0.26	$0.45	$0.47	$0.46
Effect of gain on debit card conversion, after-tax		-	-	-	-	(0.03)
Effect of gain on sale of bank premises, after-tax		-	-	-	-	-
Effect of BAE, after-tax		-	-	-	-	-
Effect of acquisition charges, after-tax		0.25	0.04	0.03	-	-
Diluted earnings per share, operating		$0.37	$0.30	$0.48	$0.47	$0.43

		Three Months Ended
Average Balance Sheet Data		Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016
Total average assets	A	$1,713,438	$1,275,538	$1,233,034	$1,210,707	$1,196,328

Total equity		$157,184	$159,786	$111,130	$105,766	$104,278
Less preferred equity		-	65,036	17,123	17,123	17,123
Total common equity	B	157,184	94,750	94,007	88,643	87,155
Less intangible assets		22,375	15,638	15,660	15,758	15,858
Tangible common equity	C	$134,809	$79,112	$78,347	$72,885	$71,297

		Three Months Ended
Core Net Interest Margin		Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016
Net interest income (TE)		$14,470	$10,935	$10,306	$10,099	$9,912
Less purchase accounting adjustments		96	429	92	20	22
Net interest income, net of purchase accounting adj	D	$14,374	$10,506	$10,214	$10,079	$9,890

Total average earning assets		$1,504,798	$1,161,391	$1,113,475	$1,097,135	$1,078,766
Add average balance of loan valuation discount		2,159	1,358	1,484	1,504	1,526
Avg earning assets, excluding loan valuation discount	E	$1,506,957	$1,162,749	$1,114,959	$1,098,639	$1,080,292

Core net interest margin	D/E	3.82%	3.61%	3.66%	3.67%	3.66%

		Three Months Ended
Return Ratios		Mar 31, 2017	Dec 31, 2016	Sept 30, 2016	June 30, 2016	Mar 31, 2016
Net earnings	F	$1,122	$2,307	$2,558	$2,649	$2,604
Dividends and accretion on preferred stock		-	195	86	86	85
Net earnings available to common shareholders		1,122	2,112	2,472	2,563	2,519
Gain on debit card conversion, after-tax		-	-	-	-	(189)
Gain on sale of premises and equipment, after-tax		-	-	-	-	-
BAE, after-tax		-	-	-	-	-
Acquisition charges, after-tax		2,261	282	146	-	-
Net earnings available to common shareholders, oper	G	$3,383	$2,394	$2,618	$2,563	$2,330

Annualized return on avg assets	F/A	.26%	.72%	.83%	.88%	.87%
Annualized return on avg assets, oper	G/A	.79%	.75%	.85%	.85%	.78%
Annualized return on avg common equity, oper	G/B	8.61%	10.11%	11.14%	11.57%	10.69%
Annualized return on avg tangible common equity, oper	G/C	10.04%	12.10%	13.37%	14.07%	13.07%

Mortgage Department
Net Interest Income after provision for loan losses		$253	$48	$24	$59	$125
Loan fee income		916	1,204	1,399	1,184	645
Other non-interest income		-	1	1	3	2-
Salaries and employee benefits		806	783	805	724	563
Other non-interest expense		114	144	124	110	90
Earnings before income taxes		$249	$326	$495	$412	$119

Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are necessarily comparable to non-GAAP performance measures that other companies may use.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer